FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES FIRST QUARTER 2011 RESULTS

FORT WORTH, Texas, (May 10, 2011) - Hallmark Financial Services, Inc. (NASDAQ: HALL) (“Hallmark”) today reported first quarter 2011 net loss of $11.2 million compared to net income of $6.3 million reported for first quarter 2010.  On a fully diluted basis, first quarter 2011 net loss was $0.56 per share as compared to net earnings of $0.31 per share for the first quarter of 2010.  Total revenues were $77.4 million for the first quarter 2011 as compared to $75.8 million for the first quarter of 2010.

Mark J. Morrison, President and Chief Executive Officer, said, “Our disappointing results for the quarter are due primarily to the results of our Personal Lines business in Florida.  Florida alone had adverse prior year reserve development of $9.7 million and produced a loss ratio of 420.7% for the quarter.  We are addressing this issue through a number of initiatives.  We have significantly increased our Personal Lines claim department capabilities with the hiring of two new senior claims managers late last year.  We have also put in place significant rate increases this quarter in Florida and are working to further reduce our exposure there through aggressive agency management.  In addition, we have hired Paul Harrison, former president of Imperial Fire and Casualty Insurance Company, as our Personal Lines business unit Chief Operating Officer to deepen our senior management talent and help restore profitability to the unit. Since entering the Florida personal lines market late in 2008, we have written $21.6 million in premium and reported incurred losses of $33.3 million. Of the net premiums written in Florida, just $3.5 million remained in unearned premium reserves as of March 31, 2011, and we expect this to run-off by the end of this year.”

Mr. Morrison continued, “Unfortunately, our experience in Florida could overshadow the positive trends occurring in our other business units.  Our Specialty Commercial Segment premium production increased $3.3 million, or 9%, over the prior year first quarter with a combined ratio of 93.5%.  Our Standard Commercial segment reported a combined ratio of 110.8% which included $3.0 million in losses from the previously announced winter storms which impacted the combined ratio by 18.9%.  Company-wide, the adverse prior year reserve development and losses from the winter storms contributed 25.8% to our 121.6% consolidated combined ratio for the quarter.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Investment income for the quarter increased 25% from the prior year due to the deployment of cash through-out 2010 in higher yielding debt securities.  However, our total investments, cash and cash equivalents declined 5% during the quarter to $475 million, or $23.60 per share, due to the payment of $14.0 million in January for the acquisition of State Auto National Insurance Company that closed on December 31, 2010, and from $6.0 million negative operating cash flow due to increased claim payments.  The negative operating cash flow for the quarter was primarily due to much higher than anticipated claim activity for personal injury protection coverage in Florida, as well as property payments in our Standard Commercial Segment from the winter storms for which a portion will be offset with reinsurance recoveries in future periods.  As of the end of the quarter, we had $47.5 million of cash and cash equivalents, plus other securities with short maturities.”

	Three Months Ended
	March 31,
	2011	2010	% Change
	($ in thousands, unaudited)
Produced premium (1)	$83,692	$80,510	4%
Gross premiums written	89,712	81,859	10%
Net premiums written	76,234	72,795	5%
Net premiums earned	70,113	67,015	5%
Investment income, net of expenses	4,007	3,201	25%
Net realized gain on investments	1,119	3,803	-71%
Total revenues	77,408	75,823	2%
Net (loss) earnings (2)	(11,226)	6,286	NM
Net (loss) earnings per share - basic	$(0.56)	$0.31	NM
Net (loss) earnings per share - diluted	$(0.56)	$0.31	NM
Book value per share	$11.10	$11.70	-5%
Cash flow from operations	$(5,980)	$8,207	NM

 (1) Produced premium is a non-GAAP measurement that management uses to track total premium produced by Hallmark’s operations. Hallmark believes it is a useful tool for users of its financial statements to measure premium production whether retained by Hallmark’s insurance company subsidiaries or assumed by third party insurance carriers who pay it commission revenue. Produced premium excludes unaffiliated third party premium fronted by its Hallmark County Mutual Insurance Company and Hallmark National Insurance Company subsidiaries.

(2) Net (loss) earnings is net (loss) income attributable to Hallmark Financial Services, Inc. as reported in the consolidated statements of operations as determined in accordance with GAAP.

During the three months ended March 31, 2011, Hallmark’s total revenues were $77.4 million, representing a 2% increase from the $75.8 million in total revenues for the same period of 2010.  This increase in revenue was primarily attributable to increased earned premium due to increased production by its Personal Lines and E&S Commercial business units, increased net investment income and increased commission and fees. These increases in revenue were partially offset by lower net realized gains on the investment portfolio and lower earned premium in the Standard Commercial Segment due to the continued difficult general economic conditions in its major markets.

Hallmark reported a net loss of $11.2 million for the three months ended March 31, 2011, which was $17.5 million lower than the $6.3 million net income reported for the first quarter of 2010.  On a diluted basis per share, net loss was $0.56 per share for the three months ended March 31, 2011, as compared to net income of $0.31 per share for the same period in 2010.   The increase in revenue for the three months ending March 31, 2011 was offset by increased loss and loss adjustment expenses due primarily to $3.0 million in net losses from winter storms in our Standard Commercial Segment and $15.1 million of adverse prior year loss reserve development, of which $9.7 million was a result of adverse prior year loss reserve development in the Personal Lines Segment in Florida.  The adverse prior year development and the losses from the winter storms contributed 25.8% to the 121.6% consolidated combined ratio for the quarter.  Further contributing to this net loss were higher operating expenses due mostly to increased production related expenses and increased staffing costs in the Personal Segment.  Hallmark’s effective income tax rate for the three months ending March 31, 2011 was 3.4% as compared to the 31.5% effective income tax rate for the three month period ended March 31, 2010.  The decrease in the effective tax rate was primarily due to tax exempt interest income being a significantly larger portion of our pre-tax income than in the prior year.

Hallmark's consolidated net loss ratio was 91.0% for the first quarter of 2011 as compared to 64.3% for the first quarter of 2010.  Hallmark's net expense ratio was 30.6% for the first quarter of 2011 as compared to 28.9% for the first quarter of 2010.  Hallmark’s net combined ratio was 121.6% for the first quarter of 2011 as compared to 93.2% for the same period in the prior year.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services.  The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share amounts)

	March 31	December 31
	2011	2010
	(unaudited)
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (cost: $379,287 in 2011 and $383,530 in 2010)	$382,665	$388,399
Equity securities, available-for-sale, at fair value (cost: $33,754 in 2011 and $32,469 in 2010)	44,673	44,042

Total investments	427,338	432,441

Cash and cash equivalents	44,699	60,519
Restricted cash	2,790	5,277
Ceded unearned premiums	22,144	25,504
Premiums receivable	55,646	47,337
Accounts receivable	7,053	7,051
Receivable for securities	10,407	2,215
Reinsurance recoverable	43,875	39,505
Deferred policy acquisition costs	22,943	21,679
Goodwill	43,564	43,564
Intangible assets, net	29,344	30,241
Federal income tax recoverable	3,966	4,093
Prepaid expenses	2,135	1,987
Other assets	16,013	15,207

Total assets	$731,917	$736,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Note payable	$2,800	$2,800
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	268,734	251,677
Unearned premiums	143,726	140,965
Unearned revenue	109	116
Reinsurance balances payable	800	3,122
Accrued agent profit sharing	674	1,301
Accrued ceding commission payable	4,231	4,231
Pension liability	2,744	2,833
Payable for securities	9,343	2,493
Payable for acquisition	-	14,000
Deferred federal income taxes, net	2,280	3,471
Accounts payable and other accrued expenses	15,031	15,786

Total liabilities	507,174	499,497

Commitments and Contingencies

Redeemable non-controlling interest	1,377	1,360

Stockholders' equity:
Common stock, $.18 par value, authorized 33,333,333 shares in 2011 and 2010; issued 20,872,831 in 2011 and 2010	3,757	3,757
Additional paid-in capital	122,074	121,815
Retained earnings	94,590	105,816
Accumulated other comprehensive income	8,207	9,637
Treasury stock (748,662 shares in 2011 and 2010), at cost	(5,262)	(5,262)

Total stockholders' equity	223,366	235,763

	$731,917	$736,620

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share amounts)

	Three Months Ended
	March 31
	2011	2010

Gross premiums written	$89,712	$81,859
Ceded premiums written	(13,478)	(9,064)
Net premiums written	76,234	72,795
Change in unearned premiums	(6,121)	(5,780)
Net premiums earned	70,113	67,015

Investment income, net of expenses	4,007	3,201
Net realized gains	1,119	3,803
Finance charges	1,740	1,643
Commission and fees	415	151
Other income	14	10

Total revenues	77,408	75,823

Losses and loss adjustment expenses	63,785	43,098
Other operating expenses	23,173	21,482
Interest expense	1,158	1,146
Amortization of intangible assets	897	916

Total expenses	89,013	66,642

(Loss) income before tax	(11,605)	9,181
Income tax (benefit) expense	(393)	2,890
Net (loss) income	(11,212)	6,291
Less: Net income attributable to non-controlling interest	14	5

Net (loss) income attributable to Hallmark Financial Services, Inc.	$(11,226)	$6,286

Net (loss) income per share attributable to Hallmark Financial
Services, Inc. common stockholders:
Basic	$(0.56)	$0.31
Diluted	$(0.56)	$0.31

Hallmark Financial Services, Inc
Consolidated Segment Data

	Three Months Ended March 31, 2011
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$17,455	$38,534	$27,703	$-	$83,692

Gross premiums written	17,455	40,082	32,175	-	89,712
Ceded premiums written	(1,172)	(7,720)	(4,586)	-	(13,478)
Net premiums written	16,283	32,362	27,589	-	76,234
Change in unearned premiums	(391)	(1,147)	(4,583)	-	(6,121)
Net premiums earned	15,892	31,215	23,006	-	70,113

Total revenues	17,427	33,143	25,050	1,788	77,408

Losses and loss adjustment expenses	12,625	19,801	31,359	-	63,785

Pre-tax income (loss), net of non-controlling interest	(380)	3,458	(13,214)	(1,483)	(11,619)

Net loss ratio (2)	79.4%	63.4%	136.3%		91.0%
Net expense ratio (2)	31.4%	30.1%	23.9%		30.6%
Net combined ratio (2)	110.8%	93.5%	160.2%		121.6%

	Three Months Ended March 31, 2010
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$18,097	$35,282	$27,131	$-	$80,510

Gross premiums written	18,097	36,631	27,131	-	81,859
Ceded premiums written	(1,036)	(8,024)	(4)	-	(9,064)
Net premiums written	17,061	28,607	27,127	-	72,795
Change in unearned premiums	(180)	2,116	(7,716)	-	(5,780)
Net premiums earned	16,881	30,723	19,411	-	67,015

Total revenues	18,034	32,487	21,214	4,088	75,823

Losses and loss adjustment expenses	13,616	16,396	13,086	-	43,098

Pre-tax income (loss), net of non-controlling interest	(939)	6,347	2,650	1,118	9,176

Net loss ratio (2)	80.6%	53.4%	67.4%		64.3%
Net expense ratio (2)	30.9%	28.0%	21.6%		28.9%
Net combined ratio (2)	111.5%	81.4%	89.0%		93.2%

1
Produced premium is a non-GAAP measurement that management uses to track total controlled premium produced by Hallmark’s operations.  Hallmark believes this is a useful tool for users of its financial statements to measure premium production whether retained by Hallmark’s insurance company subsidiaries or assumed by third party insurance carriers who pay it commission revenue.  Produced premium excludes unaffiliated third party premium fronted by its Hallmark County Mutual Insurance Company and Hallmark National Insurance Company subsidiaries.

2
The net loss ratio is calculated as incurred losses and LAE divided by net premiums earned, each determined in accordance with GAAP.    The net expense ratio is calculated for the business units that retain 100% of produced premium as total operating expenses for the unit offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP.  For the business units that do not retain 100% of the produced premium, the net expense ratio is calculated as underwriting expenses of the insurance company subsidiaries for the unit offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP.  The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.